Exhibit 99.1

Pentair, Inc.

5500 Wayzata Blvd., Suite 800

MInneapolis, MN 55416

763 545 1730 Tel

763 656 5400 Fax

News Release

Pentair Reports Full Year 2011 Sales Growth of 14 Percent to $3.5 Billion;

Reaffirms 2012 Earnings Outlook of $2.60 to $2.75

  Full Year 2011 Highlights

•     Full year sales up 14 percent year-over-year to record $3.5 billion

•     Reported EPS of $0.34, after non-cash goodwill impairment charge; Adjusted EPS increased 21 percent to record $2.41 reflecting solid operating performance

•     Generated strong free cash flow of $248 million, exceeding net income

•     Quarterly dividend increased 10 percent to $0.22 per share in 2012

All financial information and period-to-period references are on a continuing operations basis unless otherwise noted. Reconciliations of GAAP to Non-GAAP are in the attached financial tables.

MINNEAPOLIS — January, 31, 2012 — Pentair, Inc. (NYSE: PNR) announced full year 2011 sales of $3.5 billion, an increase of 14 percent from the prior year. The full year sales increase reflected broad-based growth in both Water and Technical Products, and included 8 percentage points from the acquisition of Clean Process Technologies (CPT) and a point from favorable foreign exchange. Earnings per diluted share from continuing operations (EPS) were $0.34 for the full year 2011, which included a non-cash goodwill impairment charge of $1.82 per share, restructuring charges totaling $0.10 per share and acquisition related costs of $0.15 per share. Excluding these items, the company achieved EPS of $2.41 in 2011, up 21 percent from the prior year.

During the year, Pentair generated $248 million in free cash flow, which represented another year of greater than 100 percent conversion of net income. The company paid approximately $80 million in dividends in 2011, or $0.80 per share. The new quarterly dividend effective in the first quarter of 2012 equates to an annual cash dividend of $0.88 cents per share, up 10 percent.

“Delivering strong sales and over 20 percent adjusted earnings growth for the year were significant accomplishments given challenging market conditions,” said Randall J. Hogan, Pentair chairman and chief executive officer. “Robust sales in fast growth regions, along with distribution gains and new product introductions drove sales higher. Pricing and productivity discipline enabled another year of margin expansion, and we continued to invest in the innovation, brands and global capabilities that we believe position us well to deliver long-term, sustainable growth.”

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FOURTH QUARTER RESULTS

Total company fourth quarter sales increased 15 percent over the prior year quarter to $866 million, and included 12 percentage points from the CPT acquisition and a minimal negative impact from foreign exchange. Sales in fast growth regions grew 65 percent in the quarter, including a 42 percentage point contribution from the CPT acquisition. Year-over-year sales growth in the quarter included a negative 2 percentage point impact due to sales in 2010 related to the Gulf Intracoastal Waterway (GIWW) project.

The company reported a fourth quarter operating loss of $120 million compared to operating income of $80 million in the prior year quarter. Fourth quarter results included a pre-tax non-cash goodwill impairment charge of $201 million in the Residential Filtration business as a result of the company’s annual impairment analysis of goodwill. The company concluded that due to continued softness in the end-markets served by residential water treatment components, the carrying amount of this business exceeded its fair value. This non-cash charge does not impact the company’s normal business operations or debt covenants.

The company also recorded a pre-tax restructuring charge of $11 million in the fourth quarter as a result of repositioning actions taken to reduce the company’s cost structure and better align around channels and growth platforms. Excluding the impairment and restructuring charges and acquisition related costs, operating income increased 18 percent over the prior year quarter to $94 million and operating margins expanded 30 basis points to 10.9 percent.

“We delivered strong sales and cash flow performance in the fourth quarter,” added Hogan, “despite softness in western European and residential water treatment component sales. While the goodwill impairment charge and restructuring initiatives significantly impacted reported profitability in the quarter, adjusted operating performance was solid as pricing and productivity helped offset inflation and continued global investments.”

FOURTH QUARTER BUSINESS HIGHLIGHTS

Water sales grew 21 percent year-over-year to $608 million in the fourth quarter, with CPT contributing 18 percentage points. Year-over-year sales growth was negatively impacted by approximately 3 percentage points due to sales in 2010 related to the GIWW project. Within the five Water global businesses, the fourth quarter sales performances as compared to the same quarter last year were as follows:

•	Residential Flow sales were up 7 percent, with strong double-digit growth in agricultural products and U.S. residential pumps, partly offset by softness in western Europe.

•	Residential Filtration sales were up 5 percent, reflecting continued strength in fast growth regions, offset by lower residential water treatment component sales in developed regions.

•	Pool sales were up 18 percent, driven by continued dealer expansion, new product introductions and demand for the energy-efficient Eco-Select product line.

•	Engineered Flow sales were down 25 percent, reflecting continued headwinds in the municipal end-market and a negative 17 percentage point impact from GIWW.

•

Filtration Solutions sales were up 136 percent, reflecting a 133 percentage point or $92 million contribution from the CPT acquisition. The remaining 3 percentage points reflected year-over-year sales growth in foodservice and desalination.

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Water reported a fourth quarter operating loss of $142 million, compared to operating income of $55 million in the same period last year. Excluding the non-cash goodwill impairment charge, restructuring charges and acquisition related costs included in the Water segment, fourth quarter operating income increased 24 percent to $68 million while operating margins expanded 20 basis points to 11.2 percent. The benefits from price and productivity nearly offset the unfavorable impact of inflation and increased investments, while volume growth and the impact of CPT helped drive margins higher.

Technical Products delivered fourth quarter sales of $258 million, an increase of 2 percent versus the fourth quarter of last year.

•

Solid global demand drove double-digit growth across most of the end-markets served, including industrial, energy, infrastructure and commercial that collectively comprise more than 60 percent of Technical Products’ sales. The communications end-market declined double-digits year-over-year, as expected, with general electronics sales roughly flat to prior year.

•

Sales in the U.S. were relatively flat year-over-year, with strong growth in industrial being offset by softness in communications. Western European sales grew modestly, and fast growth regions were up 25 percent.

Technical Products’ fourth quarter reported operating income totaled $40 million, compared to $38 million in the same quarter last year. Excluding the restructuring charges, fourth quarter operating income was $42 million, up 12 percent, and operating margins expanded 140 basis points to 16.4 percent. Pricing and productivity gains more than offset the negative impact from inflation and continued growth investments.

OUTLOOK

Pentair continues to expect full year 2012 EPS to be between $2.60 and $2.75, which represents an increase of approximately 8 to 14 percent from 2011 adjusted EPS of $2.41. The company anticipates full year 2012 sales to be in the range of approximately $3.7 billion to $3.8 billion, or up 7 to 10 percent, which includes an approximate 3 percentage point contribution from the CPT acquisition. The company expects to generate free cash flow of approximately $270 million in 2012.

“As we exit 2011 and look toward this year, we are well positioned for growth,” continued Hogan. “Greater scale in fast-growth regions, more innovative solutions for an expanding customer base and the added technology and application know-how gained with the CPT acquisition position us well for continued success. We expect solid price realization, accelerated productivity and the benefit from repositioning actions to drive margin expansion and profitable growth in 2012.”

First quarter 2012 EPS is expected to be $0.53 to $0.57. This compares to first quarter 2011 reported EPS of $0.51, or $0.52 on an adjusted basis. The company expects first quarter 2012 revenue to be up 13 to 15 percent compared to the same period last year, including the contribution from the CPT acquisition.

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CONFERENCE CALL

Pentair Chairman and CEO Randall J. Hogan and Chief Financial Officer John L. Stauch will discuss the company’s fourth quarter and full year 2011 performance and first quarter and full year 2012 outlook on a two-way conference call with investors at 9 a.m. Eastern today. A live audio webcast of the call, along with the related presentation, can be accessed in the Investors section of the company’s website (www.pentair.com) shortly before the call begins. Reconciliations of non-GAAP financial measures are set forth in the attachments to this release and in the presentation, both of which can be found on Pentair’s web site. The webcast and presentation will be archived at the same site following the conclusion of the event.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

Any statements made about the company’s anticipated financial results are forward-looking statements subject to risks and uncertainties such as the company’s ability to successfully and timely integrate and realize the benefits of acquisitions; the magnitude, timing and scope of recovery from the global economic downturn, including the current European Union debt crisis, or any potential future downturn; the strength of housing and related markets; the risk that expected benefits from restructuring and other cost reduction plans may not be fully realized, or may take longer to realize than expected; foreign currency effects; material inflation outpacing the company’s productivity and pricing actions; retail, commercial and industrial demand; increased risks associated with operating foreign businesses; product introductions; pricing and other competitive pressures; and the company’s ability to achieve its long-term strategic operating goals, as well as other risk factors set forth in our SEC filings. Forward-looking statements included herein are made as of the date hereof, and the company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances. Actual results could differ materially from anticipated results.

ABOUT PENTAIR, INC.

Pentair (www.pentair.com) is a global diversified industrial company headquartered in Minneapolis, Minnesota. Its Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Technical Products Group is a leader in the global enclosures and thermal management markets, designing and manufacturing thermal management products and standard, modified, and custom enclosures that protect sensitive electronics and the people that use them. With 2011 revenues of $3.5 billion, Pentair employs over 15,000 people worldwide.

PENTAIR CONTACTS:

Sara Zawoyski

Vice President, Investor Relations

Tel.: (763) 656-5575

E-mail: sara.zawoyski@pentair.com

Betsy Day

Corporate Communications Manager

Tel.: (763) 656-5537

E-mail: betsy.day@pentair.com

Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

	Three months ended		Year ended
In thousands, except per-share data	December 31 2011	December 31 2010	December 31 2011	December 31 2010
Net sales	$865,692	$753,858	$3,456,686	$3,030,773
Cost of goods sold	600,827	521,630	2,382,964	2,100,133

Gross profit	264,865	232,228	1,073,722	930,640
% of net sales	30.6%	30.8%	31.1%	30.7%
Selling, general and administrative	164,267	136,542	626,527	529,329
% of net sales	19.0%	18.1%	18.1%	17.5%
Research and development	20,063	16,081	78,158	67,156
% of net sales	2.3%	2.1%	2.3%	2.2%
Goodwill impairment	200,520	—	200,520	—

Operating income	(119,985)	79,605	168,517	334,155
% of net sales	-13.9%	10.6%	4.9%	11.0%

Other (income) expense:
Equity income of unconsolidated subsidiaries	(417)	(302)	(1,898)	(2,108)
Net interest expense	17,524	9,067	58,835	36,116
% of net sales	2.0%	1.2%	1.7%	1.2%

Income from continuing operations before income taxes and noncontrolling interest	(137,092)	70,840	111,580	300,147
Provision for income taxes	(3,388)	21,263	73,059	97,200
effective tax rate	2.5%	30.0%	65.5%	32.4%

Income from continuing operations	(133,704)	49,577	38,521	202,947
Loss on disposal of discontinued operations, net of tax	—	(2,292)	—	(626)

Net income before noncontrolling interest	(133,704)	47,285	38,521	202,321
Noncontrolling interest	419	909	4,299	4,493

Net income attributable to Pentair, Inc.	$(134,123)	$46,376	$34,222	$197,828

Net income from continuing operations attributable to Pentair, Inc.	$(134,123)	$48,668	$34,222	$198,454

Earnings per common share attributable to Pentair, Inc.
Basic
Continuing operations	$(1.36)	$0.50	$0.35	$2.02
Discontinued operations	—	(0.02)	—	(0.01)

Basic earnings per common share	$(1.36)	$0.48	$0.35	$2.01

Diluted
Continuing operations	$(1.36)	$0.49	$0.34	$2.00
Discontinued operations	—	(0.02)	—	(0.01)

Diluted earnings per common share	$(1.36)	$0.47	$0.34	$1.99

Weighted average common shares outstanding
Basic	98,395	98,219	98,233	98,037
Diluted	98,395	99,606	99,753	99,294

Cash dividends declared per common share	$0.20	$0.19	$0.80	$0.76

Pentair, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

In thousands	December 31 2011	December 31 2010
Assets
Current assets
Cash and cash equivalents	$50,077	$46,056
Accounts and notes receivable, net	569,204	516,905
Inventories	449,863	405,356
Deferred tax assets	60,899	56,349
Prepaid expenses and other current assets	107,792	44,631

Total current assets	1,237,835	1,069,297

Property, plant and equipment, net	387,525	329,435

Other assets
Goodwill	2,273,918	2,066,044
Intangibles, net	592,285	453,570
Other	94,750	55,187

Total other assets	2,960,953	2,574,801

Total assets	$4,586,313	$3,973,533

Liabilities and Shareholders’ Equity
Current liabilities
Short-term borrowings	$3,694	$4,933
Current maturities of long-term debt	1,168	18
Accounts payable	294,858	262,357
Employee compensation and benefits	109,361	107,995
Current pension and post-retirement benefits	9,052	8,733
Accrued product claims and warranties	42,630	42,295
Income taxes	14,547	5,964
Accrued rebates and sales incentives	37,009	33,559
Other current liabilities	129,522	80,942

Total current liabilities	641,841	546,796

Other liabilities
Long-term debt	1,304,225	702,521
Pension and other retirement compensation	248,615	209,859
Post-retirement medical and other benefits	31,774	30,325
Long-term income taxes payable	26,470	23,507
Deferred tax liabilities	188,957	169,198
Other non-current liabilities	97,039	86,295

Total liabilities	2,538,921	1,768,501

Shareholders’ equity	2,047,392	2,205,032

Total liabilities and shareholders’ equity	$4,586,313	$3,973,533

Days sales in accounts receivable (13 month moving average)	61	60
Days inventory on hand (13 month moving average)	83	83
Days in accounts payable (13 month moving average)	71	71

Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Year Ended
	December 31	December 31
In thousands	2011	2010
Operating activities
Net income before noncontrolling interest	$38,521	$202,321
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Loss on disposal of discontinued operations	—	626
Equity income of unconsolidated subsidiaries	(1,898)	(2,108)
Depreciation	66,235	57,995
Amortization	41,897	26,184
Deferred income taxes	(5,583)	29,453
Stock compensation	19,489	21,468
Goodwill impairment	200,520	—
Excess tax benefits from stock-based compensation	(3,310)	(2,686)
Loss on sale of assets	933	466
Changes in assets and liabilities, net of effects of business acquisitions and dispositions
Accounts and notes receivable	1,348	(62,344)
Inventories	18,263	(44,495)
Prepaid expenses and other current assets	10,032	2,777
Accounts payable	(24,330)	55,321
Employee compensation and benefits	(20,486)	27,252
Accrued product claims and warranties	(1,984)	8,068
Income taxes	10,084	1,791
Other current liabilities	10,921	561
Pension and post-retirement benefits	(24,596)	(43,024)
Other assets and liabilities	(15,830)	(9,250)

Net cash provided by (used for) operating activities	320,226	270,376
Investing activities
Capital expenditures	(73,348)	(59,523)
Proceeds from sale of property and equipment	1,310	358
Acquisitions, net of cash acquired	(733,105)	—
Other	(2,943)	(1,148)

Net cash provided by (used for) investing activities	(808,086)	(60,313)
Financing activities
Net short-term borrowings	(1,239)	2,728
Proceeds from long-term debt	1,421,602	703,641
Repayment of long-term debt	(832,147)	(804,713)
Debt issuance costs	(8,973)	(50)
Excess tax benefits from stock-based compensation	3,310	2,686
Stock issued to employees, net of shares withheld	13,322	9,941
Repurchases of common stock	(12,785)	(24,712)
Dividends paid	(79,537)	(75,465)
Distribution to noncontrolling interest	—	(4,647)

Net cash provided by (used for) financing activities	503,553	(190,591)
Effect of exchange rate changes on cash and cash equivalents	(11,672)	(6,812)

Change in cash and cash equivalents	4,021	12,660
Cash and cash equivalents, beginning of period	46,056	33,396

Cash and cash equivalents, end of period	$50,077	$46,056

Free cash flow

Net cash provided by (used for) continuing operations	$320,226	$270,376
Capital expenditures	(73,348)	(59,523)
Proceeds from sale of property and equipment	1,310	358

Free cash flow	$248,188	$211,211

Pentair, Inc. and Subsidiaries

Supplemental Financial Information by Reportable Business Segment (Unaudited)

In thousands	First Qtr 2011	Second Qtr 2011	Third Qtr 2011	Fourth Qtr 2011	Year 2011
Net sales to external customers
Water Group	$515,368	$631,994	$614,557	607,885	$2,369,804
Technical Products Group	274,905	278,181	275,989	257,807	1,086,882

Consolidated	$790,273	$910,175	$890,546	865,692	$3,456,686

Intersegment sales
Water Group	$455	$316	$426	390	$1,587
Technical Products Group	999	1,559	1,755	1,313	5,626
Other	(1,454)	(1,875)	(2,181)	(1,703)	(7,213)

Consolidated	$—	$—	$—	—	$—

Operating income (loss)
Water Group	$56,528	$84,521	$59,608	(142,346)	$58,311
Technical Products Group	48,087	48,261	48,611	40,281	185,240
Other	(18,438)	(23,360)	(15,316)	(17,920)	(75,034)

Consolidated	$86,177	$109,422	$92,903	(119,985)	$168,517

Operating income as a percent of net sales
Water	11.0%	13.4%	9.7%	(23.4%)	2.5%
Technical Products	17.5%	17.3%	17.6%	15.6%	17.0%
Consolidated	10.9%	12.0%	10.4%	(13.9%)	4.9%

In thousands	First Qtr 2010	Second Qtr 2010	Third Qtr 2010	Fourth Qtr 2010	Year 2010
Net sales to external customers
Water Group	$478,038	$549,318	$512,587	501,338	$2,041,281
Technical Products Group	228,975	246,849	261,148	252,520	989,492

Consolidated	$707,013	$796,167	$773,735	753,858	$3,030,773

Intersegment sales
Water Group	$517	$427	$442	444	$1,830
Technical Products Group	703	1,047	1,154	913	3,817
Other	(1,220)	(1,474)	(1,596)	(1,357)	(5,647)

Consolidated	$—	$—	$—	—	$—

Operating income (loss)
Water Group	$42,138	$75,954	$58,457	55,039	$231,588
Technical Products Group	33,098	37,990	42,605	37,840	151,533
Other	(11,635)	(13,818)	(10,239)	(13,274)	(48,966)

Consolidated	$63,601	$100,126	$90,823	79,605	$334,155

Operating income as a percent of net sales
Water	8.8%	13.8%	11.4%	11.0%	11.3%
Technical Products	14.5%	15.4%	16.3%	15.0%	15.3%
Consolidated	9.0%	12.6%	11.7%	10.6%	11.0%

Pentair, Inc. and Subsidiaries

Reconciliation of the GAAP “As Reported” year ending December 31, 2011 to the “Adjusted” non-GAAP excluding the effect of 2011 adjustments (Unaudited)

Total Pentair	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
In thousands, except per-share data	2011	2011	2011	2011	2011
Net sales	$790,273	$910,175	$890,546	$865,692	$3,456,686

Operating income - as reported	86,177	109,422	92,903	(119,985)	168,517
% of net sales	10.9%	12.0%	10.4%	(13.9%)	4.9%
Adjustments:
CPT deal related costs	1,709	6,136	—	466	8,311
Restructuring	—	—	2,079	10,851	12,930
Inventory step-up and customer backlog	197	5,256	5,798	2,173	13,424
Goodwill impairment	—	—	—	200,520	200,520

Operating income - as adjusted	88,083	120,814	100,780	94,025	403,702
% of net sales	11.1%	13.3%	11.3%	10.9%	11.7%
Net income from continuing operations attributable to Pentair, Inc. - as reported	50,541	66,712	51,092	(134,123)	34,222
Adjustments net of tax	1,287	8,803	6,561	189,824	206,475

Net income from continuing operations attributable to Pentair, Inc. - as adjusted	51,828	75,515	57,653	55,701	240,697

Continuing earnings per common share attributable to Pentair, Inc. - diluted
Diluted earnings per common share - as reported	$0.51	$0.67	$0.51	$(1.36)	$0.34
Adjustments	0.01	0.08	0.07	1.92	2.07

Diluted earnings per common share - as adjusted	$0.52	$0.75	$0.58	$0.56	$2.41

Pentair, Inc. and Subsidiaries

Reconciliation of the GAAP ”As Reported” year ending December 31, 2011 to the “Adjusted” non-GAAP excluding the effect of 2011 adjustments (Unaudited)

Water	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
In thousands	2011	2011	2011	2011	2011
Net sales	$515,368	$631,994	$614,557	$607,885	$2,369,804

Operating income - as reported	56,528	84,521	59,608	(142,346)	58,311
% of net sales	11.0%	13.4%	9.7%	(23.4%)	2.5%
Adjustments:
Restructuring	—	—	1,955	7,845	9,800
Inventory step - up and customer backlog	197	5,256	5,798	2,173	13,424
Goodwill impairment	—	—	—	200,520	200,520

Operating income - as adjusted	56,725	89,777	67,361	68,192	282,055
% of net sales	11.0%	14.2%	11.0%	11.2%	11.9%

Technical Products
Net sales	$274,905	$278,181	$275,989	$257,807	1,086,882

Operating income - as reported	48,087	48,261	48,611	40,281	185,240
% of net sales	17.5%	17.3%	17.6%	15.6%	17.0%
Adjustments - Restructuring	—	—	124	2,010	2,134

Operating income - as adjusted	48,087	48,261	48,735	42,291	187,374
% of net sales	17.5%	17.3%	17.7%	16.4%	17.2%